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                       [LETTERHEAD OF HALE AND DORR LLP]

Spyglass, Inc.
Naperville Corporate Center
1240 East Diehl Road
Naperville, IL  60563

Re: Merger pursuant to Agreement and Plan of Merger and Reorganization dated as of March 26, 2000 among OpenTV Corp., Sonnet Acquisition Corp. and Spyglass, Inc.

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form F-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger and Reorganization dated as of March 26, 2000 (the "Merger Agreement"), by and among OpenTV Corp., a company organized under the laws of the British Virgin Islands ("Parent"), Sonnet Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Acquisition"), and Spyglass, Inc., a Delaware corporation ("Company"). Pursuant to the Merger Agreement, Acquisition will merge with and into Company (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters to be delivered pursuant to the Merger Agreement to Hale and Dorr LLP by Parent and Company containing certain representations of Parent and Company relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In our capacity as counsel to Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained
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Spyglass, Inc.
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in the Merger Agreement, as well as those representations contained in the
Representation Letters, are, at the Effective Time, and at any relevant future date, will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that Parent and the Company, and the shareholders, will comply with all applicable filing requirements under Section 367 of the Code and the Treasury Regulations thereunder. We have also assumed that no Company shareholder that is a United States person within the meaning of Treasury Regulation Section 1.367(a)- 3T(c)(6)(iv) will directly or indirectly own at least 5% of Parent stock after the Merger. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, or does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding or agreement. We have not attempted and will not attempt, to verify independently such representations, including representations relating to future conduct.

     The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

     Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     This opinion addresses only the specific United States federal income tax consequence of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the discussion contained in the Registration Statement under the caption "Material United States federal income tax
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Spyglass, Inc.
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considerations of the merger," subject to the limitations and qualifications described therein, sets forth the material United States Federal income tax considerations generally applicable to the Merger. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States Federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

     In rendering this opinion, we have assumed that Wilson Sonsini Goodrich & Rosati has delivered, and has not withdrawn, an opinion that is substantially similar to this one. No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequence specifically discussed herein.

     This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with the references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,